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                                  EXHIBIT 11

ClinTrials Research Inc.
Computation of Earnings per Common and Common Equivalent Share
(in thousands, except for earnings per share)

                                                                     Three Months Ended
                                                                     ------------------
                                                                          March 31,
                                                                          ---------
                                                                    1995         1996
                                                                  --------     --------
 Net income                                                        $   721      $ 1,113
                                                                   =======      =======

 Average shares outstanding                                          8,746        8,834

 Net effect of dilutive stock options - based on treasury
 stock method using average market price                               297          351
                                                                   -------      -------

 Weighted average shares                                             9,043        9,185
                                                                   =======      =======

 Earnings per common and common equivalent share                   $  0.08      $  0.12
                                                                   =======      =======


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